Exhibit 99.1

COMPANY CONTACT

Chris King
(240) 744-1150

FOR IMMEDIATE RELEASE

THURSDAY, MAY 20, 2010

DIAMONDROCK TO ACQUIRE MORTGAGE DEBT ON ALLERTON HOTEL ON CHICAGO’S MAGNIFICENT MILE

BETHESDA, Maryland, Thursday May 20, 2010 – DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced that it has agreed to acquire the $69 million senior mortgage loan (the “Mortgage”) secured by the 443-room Allerton Hotel (the “Hotel”) located in downtown Chicago, Illinois from the current holders of the Mortgage at a discount to par value. Upon completion of the acquisitions the Company intends to pursue the foreclosure action against the Hotel recently filed in the Cook County Circuit Court. The Company expects to own fee title to the Hotel upon completion of the foreclosure proceedings.

The iconic Allerton Hotel opened in 1924 and is located at 701 North Michigan Avenue in the heart of Chicago’s famed Magnificent Mile. The Hotel, which was declared a Chicago landmark in 1998, is currently operated as an independent non-branded hotel. The Hotel was acquired by current ownership near the peak of the market in late 2006. Current ownership made additional investments into the Hotel which consisted of a significant renovation including rooms, common areas, meeting space and HVAC infrastructure.

The outstanding principal balance of the Mortgage is approximately $69 million and the Company will purchase the Mortgage at a discount to this principal balance. Further, the purchase price of the Mortgage is significantly below replacement cost. The Mortgage is currently in default and, in the event the Mortgage is repaid in full, the Company will receive proceeds of approximately $69 million plus additional accrued interest from December 2009 and certain costs incurred.

“The Allerton Hotel is a high-quality asset located in an irreplaceable location in a top 5 MSA. This is an exceptional opportunity for DiamondRock to gain ownership through foreclosure of a distressed asset –which could then be repositioned or, alternatively, earn a strong economic return if we are repaid in full on a mortgage note that was purchased at a discount,” stated Mark W. Brugger, Chief Executive Officer of DiamondRock Hospitality Company.

The Company expects to close on the acquisition of the Mortgage within the next 30 days. There can be no assurances, however, that the Company will complete the proposed acquisition as it remains subject to a variety of conditions including the completion of satisfactory due diligence and the satisfaction of customary closing conditions. There also can be no assurances that the Company will acquire the Hotel through a foreclosure procedure or that the Mortgage will be repaid in full by the borrower.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of premium hotel properties. DiamondRock owns 20 hotels with approximately 9,600 guestrooms. For further information, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect, ” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “continue” and other similar terms and phrases, including references to the expected closings of the transactions, the expected outcome of foreclosure proceedings and other forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.